Exhibit 32.1

SECTION 906 CERTIFICATION PURSUANT TO 18 U.S.C. §1350
I, Mohammed G. Zerhouni, hereby certify that, to the best of my knowledge, the periodic report being filed herewith containing financial statements fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)) and that information contained in said periodic report fairly presents, in all material respects, the financial condition and results of operations of Middlesex Water Company for the period covered by said periodic report.

/s/ Mohammed G. Zerhouni
             Mohammed G. Zerhouni
            Senior Vice President, Chief Financial Officer and Treasurer

Date: February 19, 2026

A signed original of this written statement required by Section 906 has been provided to Middlesex Water Company and will be retained by Middlesex Water Company and furnished to the Securities and Exchange Commission or its staff upon request.